Mr. Gregory B. Reeves
Vice President of Finance and Controller
SRI/Surgical Express, Inc.
12425 Racetrack Road
Tampa, Florida 33626

								April 29, 2005

RE:		SRI/Surgical Express, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed February 28, 2005


Dear. Mrs. Reeves:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
??

??

??

??

Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE